ANNEX E - EXECUTIVE OFFICERS AND DIRECTORS

     The names and positions of the executive officers and directors of Stratosphere Corporation, American Property Investors, Inc., Beckton Corp., Barberry Corp. and Strat Merger Corp. are set forth below. Each executive officer and director is a citizen of the United States of America. As partnerships, American Real Estate Holdings Limited Partnership and Nybor Limited Partnership do not have any executive officers and directors. The executive officers and directors of their general partner, American Property Investors, Inc., are listed below.




Stratosphere Corporation
Directors                                             Officers
Carl C. Icahn                                         Carl C. Icahn - Chairman of the Board
Robert Mitchell                                       William F. Bischoff - Senior Vice President, Chief
                                                      Financial Officer, Secretary and Treasurer
Judge Jerome M. Becker                                Richard P. Brown - Chief Operating Officer
John Saldarelli                                       Bobby Ray Harris - Senior Vice President of Operations
Martin Hirsch                                         Siegfried G. Pumberger - Vice President of
                                                              Food and Beverage
American Property Investors Inc.
Directors                                             Officers
Carl C. Icahn                                         Carl C. Icahn - Chairman of the Board
William A. Leidesdorf                                 Albo J. Antenucci, Jr. - Executive Vice President and Chief
                                                      Operating Officer
Jack G. Wasserman                                     John P. Saldarelli - Chief Financial Officer, Vice
                                                      President, Secretary and Treasurer
James L. Nelson                                       Martin Hirsch - Executive Vice President and Director of
                                                      Acquisitions and Development

Beckton Corp.
Directors                                             Officers
        Carl C. Icahn                                 Carl C. Icahn - Chairman of the Board, President, Secretary


Barberry Corp.
Directors                                             Officers
        Carl C. Icahn                                 Carl C. Icahn - Chairman of the Board, President and
                                                              Secretary


Strat Merger Corp.
Directors                                             Officers
Martin Hirsch                                          John P. Saldarelli - President, Secretary and Treasurer
                                                      Martin Hirsch - Vice President



     The following sets forth with respect to each executive officer and director such person's (a) name, (b) present principal occupation or employment and the name, principal business and address of an corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name, principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on.

     Albo J. Antenucci, Jr., age 45, has served as Executive Vice President of Bayswater Realty & Capital Corp. since January, 1996. Mr. Antenucci was also Vice President of Bayswater from June, 1989 until January, 1996. On March 23, 2000, Mr. Antenucci was elected to serve as Executive Vice President and Chief Operating Officer of API. Mr. Antenucci's principal business address is Bayswater Realty & Capital Corp. 100 South Bedford Road, Mt. Kisco, New York 10549.

     Judge Jerome M. Becker, age 66, has served as a Director of Stratosphere since November 14, 1999. He serves as Chairman of the New York State Housing Finance Agency, the New York State Affordable Housing Corporation, the New York State Project Finance Agency and the New York State Municipal Bond Bank. Judge Becker also serves as Vice-Chairman of the State of New York Mortgage Agency. Judge Becker is a Director of the New York State Mortgage Loan Enforcement and Administration Corporation, Director of the New York State Housing Trust Fund Corporation and Member of the Homeless Housing Assistance Corporation. He is also a Brigadier General in the New York Guard. Judge Becker has formerly served as a Family Court Judge of the State of New York and as an Acting Criminal Court Judge of the New York City Criminal Court. He also served as Special District Attorney of Kings County (Brooklyn), Chairman of the New York City Conditional Release Commission (Parole), Chairman of the New York City Youth Board, Commissioner of the New York City Human Rights Commission and Member of the New York City Board of Correction. Judge Becker is a member of the New York State Bar having been admitted in 1962 and since has become a member of the Washington D.C., Colorado and Pennsylvania Bars. He is also admitted to various federal courts including the United States Supreme Court. Judge Becker has also practiced law privately having represented domestic and international real estate interests. Judge Becker's principal business address is NYS Financing Agency, 641 Lexington Avenue, 4th Floor, New York, New York 10022.

     William F. Bischoff, age 60, has been Senior Vice President and Chief Financial Officer of Stratosphere since April 2000. Mr. Bischoff also served as Vice President and Chief Financial Officer of Arizona Charlie's, Inc., an entity owned by Mr. Carl C. Icahn, from March 1999 to April 2000. From August 1995 until March 1999, Mr. Bischoff was the Controller of Golden Gate Hotel and Casino in Las Vegas, Nevada. From May 1993 until August 1995, Mr. Bischoff worked as an Independent Gaming Consultant and Certified Public Accountant. From July 1990 until May 1993, he served as Executive Vice President and Chief Financial Officer of Western Acceptance Corporation, an insurance premium finance company in Las Vegas, Nevada. Mr. Bischoff was employed

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with Caesars Palace in Las Vegas,  Nevada from October 1987 until July 1990 as Assistant Vice President of Casino Administration. Mr. Bischoff's principal business address is Stratosphere Corporation, 2000 Las Vegas Boulevard South, Las Vegas, Nevada, 89104.

     Richard  P.   Brown,   age  54,  has  been  Chief   Operating   Officer  of
Stratospheresince January 2001. In this capacity, Mr. Brown oversees the strategic planning, daily operations and expansions for the Stratosphere, Arizona Charlie's, Inc. and Fresca LLC d.b.a. Arizona Charlie's East. Mr. Brown served as Executive Vice President of Marketing for the Stratosphere and Arizona Charlie's, Inc. and Fresca LLC d.b.a. Arizona Charlie's East from March 2000 through January 2001. From 1994 until joining the Company in March 2000, Mr. Brown served as Marketing Director for Harrah's Hotel and Casino-Laughlin. Prior to that, from 1992-1993 Mr. Brown served as Marketing Director for the Flamingo Hilton-Laughlin. Mr. Brown's principal business address is Stratosphere Corporation, 2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104.

     Bobby Ray Harris, age 43, has been Senior Vice President of Operations of Stratosphere since April 2000. Mr. Harris joined the Stratosphere in October 1995 as the Director of Marketing Services. He was subsequently promoted to Director of Hotel Operations in August 1996 and then to Vice President of Hotel and Tower Operations in February 1999. From 1993 until joining the Stratosphere in October 1995, Mr. Harris served as Director of Reservations/Ticketing/Environmental Services with the MGM Grand Hotel and Casino in Las Vegas, Nevada. From 1991 until 1993, Mr. Harris served as Room
Reservations Manager at the Desert Inn in Las Vegas, Nevada. Mr. Harris' principal business address is Stratosphere Corporation, 2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104.

     Martin Hirsch, age 47, has served as a Vice President of API since March 18, 1991, where he is involved in investing, managing and disposing of real estate properties and securities. On March 23, 2000, Mr. Hirsch was elected to serve as Executive Vice President and Director of Acquisitions and Development of API. From January 1986 to January 1991, he was at Integrated Resources, Inc. as a Vice President where he was involved in the acquisition of commercial real estate properties and asset management. Mr. Hirsch has served as a Director of Stratosphere since October 14, 1998. In 1998, Mr. Hirsch was appointed to the Board of Directors of National Energy Group, Inc., an independent public energy company primarily engaged in the acquisition, exploitation, development, exploration and production of oil and natural gas. Mr. Hirsch's principal business address is American Real Estate Holdings Limited Partnership, 767 Fifth Avenue, Suite 4700, New York, New York 10153.

     Carl C. Icahn, age 66, has served as Chairman of the Board and a Director of Starfire Holding Corporation (formerly Icahn Holding Corporation), a privately-held holding company, and Chairman of the Board and a Director of various subsidiaries of Starfire, including ACF Industries, Incorporated, a privately-held railcar leasing and manufacturing company, since 1984. He has also been Chairman of the Board and

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


President of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, since 1968. Since November 15,1990, Mr. Icahn has been Chairman of the Board of API. Mr. Icahn has been a Director of Cadus Pharmaceutical Corporation, a firm that holds various biotechnology patents, since 1993. Since August 1998 he has also served as Chairman of the Board of Lowestfare.com, LLC, an internet travel reservations company. From October 1998, Mr. Icahn has been the President and a Director of Stratosphere. Since September 29, 2000, Mr. Icahn has served as the Chairman of the Board of GB Holdings, Inc., GB Property Funding, Inc. and Greate Bay Hotel & Casino, Inc., which owns and operates the Sands Hotel in Atlantic City, NJ. Mr. Icahn's principal business address is Icahn Associates, Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153.

     William A. Leidesdorf, age 56, has served as Director of API since March 26, 1991. Since June 1997, Mr. Leidesdorf has been an owner and a managing director of Renaissance Housing, LLC, a company primarily engaged in acquiring multifamily residential properties. From April 1995 through December 1997, Mr. Leidesdorf acted as an independent real estate investment banker. From January 1, 1994 through April 1995, Mr. Leidesdorf was Managing Director of RFG Financial, Inc., a commercial mortgage company. From September 30, 1991 to December 31, 1993, Mr. Leidesdorf was Senior Vice President of Palmieri Asset Management Group. From May 1, 1990 to September 30, 1991, Mr. Leidesdorf was Senior Vice President of Lowe Associates, Inc., a real estate development company, where he was involved in the acquisition of real estate and the asset management workout and disposition of business areas. He also acted as the Northeast Regional Director for Lowe Associates, Inc. From June 1985 to January 30, 1990, Mr. Leidesdorf was Senior Vice President and stockholder of Eastdil Realty, Inc., a real estate company, where he was involved in the asset management workout, disposition of business and financing areas. During the interim period from January 30, 1990 through May 1, 1990, Mr. Leidesdorf was an independent contractor for Eastdil Realty, Inc. on real estate matters. Mr. Leidesdorf's principal business address is 489 Fifth Avenue, 34th floor, New York, New York 10017.

     Robert J. Mitchell, age 55, has been Senior Vice President-Finance of ACF Industries, Incorporated, a privately-held railcar leasing and manufacturing company, since March 1995 and was Treasurer of ACF from December 1994 to March 1995. Mr. Mitchell has also served as President and Treasurer of ACF Industries Holding Corp., a privately-held holding company for ACF, since August 1993. Mr. Mitchell is a director of National Energy Group, Inc., a public company involved in the exploration of oil and gas reserves, since August 1996. Mr. Mitchell also serves as a Director of Stratosphere, since October 14, 1998. Mr. Mitchell's principal business address is Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York 10153.

     James L. Nelson, age 52, has served as a Director of API since June 12, 2001. Since March 1998, Mr. Nelson has been Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing 737 Business Jets for private and corporate clients. From 1986 until the present, Mr. Nelson has been Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty

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


investment banking,  consulting and wealth management company.  From August
1995 until July 1999 he was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc. and until March 2001 he was on the Board of Orbitex Financial Services Group, a financial services company in the mutual fund sector. From January 1994 until August 1995 Mr. Nelson and Eaglescliff Corporation were affiliated with Rosecliff Inc., a leveraged buyout firm. From January 1992 until August 1994 Mr. Nelson was President of AVIC, Inc., a company involved in financing and building telecom systems in China and creating network connectivity devices. Mr. Nelson's principal business address is Orbit Aviation Inc., 7706 Boca Raton Drive, Las Vegas, Nevada 89113.

     Siegfried G. Pumberger, age 60, has been Vice President of Food and Beverage of Stratosphere since April 2000. Mr. Pumberger served as Corporate Vice President of Food and Beverage of Ameristar Casino's, Inc. in Las Vegas, Nevada from February 1999 to December 1999. From September 1993 to February 1999, Mr. Pumberger was the Vice President of Food and Beverage of Grand Casino Biloxi, in Biloxi, Mississippi. Mr. Pumberger served in the capacity of Director of Food and Beverage at Splendid China in Kissimmee, Florida from June 1993 to September 1993; Main Street Station Hotel & Casino in Las Vegas, Nevada from July 1991 to June 1992; Fairmont Hotel in San Francisco, California from June 1990 to July 1991 and La Costa Resort & Spa in Carlsbad, California from January 1988 to May 1990. Mr. Pumberger's principal business address is Stratosphere Corporation, 2000 Las Vegas Boulevard South, Las Vegas, Nevada 89104.

     John P. Saldarelli, age 60, has served as Vice President, Secretary and Treasurer of API since March 18, 1991. Mr. Saldarelli was also President of Bayswater Realty Brokerage Corp. from June 1987 until November 19, 1993, and Vice President of Bayswater Realty & Capital Corp. from September 1979 until April 15, 1993. Mr. Saldarelli has served as a Director of Stratosphere since October 14, 1998. Mr. Saldarelli's principal business address is American Real Estate Holdings Limited Partnership, 100 South Bedford Road, Mt. Kisco, New York 10549.

     Jack G. Wasserman, age 65, has served as a Director of API since December 3, 1993. Mr. Wasserman is an attorney and a member of the New York State Bar and has been with the New York based law firm of Wasserman, Schneider & Babb since 1966, where he is currently a senior partner. Mr. Wasserman also serves as a director of Cadus Pharmaceutical Corporation, a public biotechnology company. In addition, in 1998 Mr. Wasserman was appointed to the Board of Directors of National Energy Group, Inc., an independent public energy company primarily engaged in the acquisition, exploitation, development, exploration and production of oil and natural gas. In addition, at the direction of the Nevada State Gaming Control Board, Mr. Wasserman sits as a member of the Compliance Committee of Stratosphere. In the fourth quarter of 1999, Mr. Wasserman acquired approximately 18.5 million common shares of Philip Services Corp. from an affiliate of Mr. Icahn for approximately $1.5 million consisting of cash and a non-recourse promissory note secured by the acquired shares, which shares, after the proposed reorganization of Philip Services Corp., would represent less than 0.5% of the

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


outstanding common shares of the reorganized company. In March, 2000, Mr. Wasserman was nominated by Mr. Icahn as one of the eight directors proposed by Mr. Icahn for the board of Nabisco Group Holdings. Mr. Wasserman's principal business address is 510 East 86th Street, New York, New York 10028.

     Except as set forth below, during the last five years, none of Stratosphere, AREH, Nybor, Strat Merger Corp., AREP, API, Beckton, and Barberry, nor to the best of their knowledge, any of their respective directors, executive officers or controlling persons, (a) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) were a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such laws.

     On January 5, 2001, Reliance Group Holdings, Inc. ("Reliance") commenced an action in the United States District Court for the Southern District of New York against "Carl C. Icahn, Icahn Associates Corp. and High River Limited Partnership" alleging that High River's tender offer for Reliance 9% senior notes violated Section 14(e) of the Exchange Act. Reliance sought a temporary restraining order and preliminary and permanent injunctive relief to prevent defendants from purchasing the notes. The Court initially imposed a temporary restraining order. Defendants then supplemented the tender offer disclosures. The Court conducted a hearing on the disclosures and other matters raised by Reliance. It then denied plaintiffs' motion for a preliminary injunction and ordered dissolution of its temporary restraining order following dissemination of the supplement.

     Reliance took an immediate appeal to the United States Court of Appeals for the Second Circuit and sought a stay to restrain defendants from purchasing notes during the pendency of the appeal. On January 30, 2001, the Court of Appeals denied plaintiff's stay application. On January 30, Reliance also sought a further temporary restraining order from the District Court. The Court considered the matter and reimposed its original restraint until noon the next day, at which time the restraint was dissolved. The appeal was argued on March 9 and denied on March 22.



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